FORM OF NOMINEE HOLDER CERTIFICATION
KINGSWAY FINANCIAL SERVICES INC.

The undersigned, a bank, broker, trustee, depositary, or other nominee of transferable subscription rights (the “Subscription Rights”) to purchase shares of common stock (the “Common Shares”) and two series of warrants to purchase Common Shares (“Warrants”) of Kingsway Financial Services Inc. (the “Company”) pursuant to the subscription rights offering described and provided for in the Company's prospectus dated [________], 2013, hereby certifies to the Company and to Computershare Investor Services, Inc., as Subscription Agent for such subscription rights offering, that (1) the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the number of Subscription Rights specified below pursuant to the Basic Subscription Right (as defined in the Prospectus) and, on behalf of beneficial owners of Subscription Rights who have subscribed for the purchase of additional Common Shares and Warrants pursuant to the Oversubscription Right, the number of Common Shares and Warrants specified below pursuant to the Oversubscription Right (as defined in the Prospectus), listing separately below each such exercised Basic Subscription Right and the corresponding Oversubscription Right (without identifying any such beneficial owner), and (2) to the extent a beneficial owner has elected to subscribe for Common Shares and Warrants pursuant to the Oversubscription Right, each such beneficial owner's Basic Subscription Right has been exercised in full:

Number of Common Shares Owned on the Record Date	Number of Common Shares Subscribed for Pursuant to the Basic Subscription Right	Number of Common Shares Subscribed for Pursuant to the Oversubscription Right
1.
2.
3.
4.
5.
6.
7.
8.
9.

Name of Nominee Holder	DTC Participant Number
By: ______________________________________
Name:	DTC Basic Subscription
Title:	Confirmation Numbers
Phone Number:
Fax Number:	Dated: ________________________________________